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                                   EXHIBIT 11

                            PROMUS HOTEL CORPORATION
                       COMPUTATIONS OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                             THREE MONTHS ENDED       NINE MONTHS ENDED
                                                SEPTEMBER 30,           SEPTEMBER 30,
                                            -------------------     ---------------------
                                             1998        1999         1998         1999
                                            -------     -------     --------     --------

Net income ............................     $51,830     $63,083     $140,034     $142,808
                                            =======     =======     ========     ========
Basic Earnings per Share:

    Weighted average outstanding shares      86,552      78,673       86,631       81,156
                                            =======     =======     ========     ========
    Net income per basic share ........     $  0.60     $  0.80     $   1.62     $   1.76
                                            =======     =======     ========     ========
Diluted Earnings per Share:

    Weighted average outstanding shares      86,552      78,673       86,631       81,156
    Effect of dilutive securities:
       Stock options and warrants .....         447         233          721          272
                                            -------     -------     --------     --------
    Weighted average shares assuming
       Conversion .....................      86,999      78,906       87,352       81,428
                                            =======     =======     ========     ========
    Net income per diluted share ......     $  0.60     $  0.80     $   1.60     $   1.75
                                            =======     =======     ========     ========
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